ASSET PURCHASE AGREEMENT

                                  by and among

                             RADCO INDUSTRIES, INC.

                                       and

                        MIDWEST TRUCK AFTER MARKET, INC.

                                       and

                              WILLIAM J. AVERY, SR.
                                       and
                                 SARAH A. AVERY





                          Dated as of October 31, 1997

                                Table of Contents

                                                                            Page

ARTICLE I
         DEFINITIONS...........................................................1
         1.1      Definitions..................................................1

ARTICLE II
         SALE, PURCHASE AND OBLIGATIONS........................................7
         2.1      Transfer of Assets...........................................7
         2.2      Purchase Price...............................................8
         2.3      Payment of Purchase Price....................................8
         2.4      Adjustments to Purchase Price................................8
         2.5      Assumed Obligations; Excluded Obligations....................9
         2.6      Risk of Loss and Allocation of Purchase Price...............10
         2.7      Deliveries..................................................10

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF SELLER
         AND STOCKHOLDER......................................................10
         3.1      Due Incorporation; Subsidiaries.............................10
         3.2      Authority; Consents; No Defaults............................10
         3.3      Seller Consents and Approvals...............................11
         3.4      Title; Condition of Assets..................................12
         3.5      Financial Statements; Undisclosed Liabilities;
                  Other Documents.............................................12
         3.6      No Adverse Effects or Changes...............................12
         3.7      Accounts Receivable and Advances............................14
         3.8      Contracts...................................................14
         3.9      Permits.....................................................15
         3.10     Insurance...................................................16
         3.11     Employment and Labor Matters................................16
         3.12     Capital Improvements; Adequacy and Condition of Property....17
         3.13     Taxes.......................................................18
         3.14     No Defaults or Violations...................................19
         3.15     Litigation..................................................20
         3.16     No Conflict of Interest.....................................20
         3.17     Bank Accounts...............................................20
         3.18     Due Diligence Materials.....................................20
         3.19     Accuracy of Statements......................................20
         3.20     Inventories.................................................21
         3.21     Employee Benefit Matters....................................21
         3.22     Environmental Matters.......................................22
         3.23     Customers and Suppliers.....................................23

                                Table of Contents
                                    continued

                                                                            Page


         3.24     Claims Against Officers and Directors.......................24
         3.25     Brokers.....................................................24
         3.26     Products Liability..........................................24
         3.27     Intellectual Property.......................................24
         3.28     Transactions with Affiliates................................24

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................25
         4.1      Due Incorporation; Financial Condition......................25
         4.2      Due Authorization...........................................25
         4.3      Consents and Approvals; Authority Relative to this
                  Agreement...................................................25
         4.4      Litigation..................................................26
         4.5      Accuracy of Statements......................................26
         4.6      Brokers.....................................................26

ARTICLE V
         COVENANTS............................................................26
         5.1      Access to Information and Facilities........................26
         5.2      [Intentionally Omitted].....................................26
         5.3      Consents and Approvals......................................26
         5.4      [Intentionally Omitted].....................................27
         5.5      Exclusivity.................................................27
         5.6      Additional Financial Statements.............................27
         5.7      Stockholder's Actions.......................................27
         5.8      Non-Competition.............................................27
         5.9      Employment Matters..........................................28
         5.10     Taxes on Transfer...........................................28
         5.11     Use of Name.................................................28
         5.12     Benefit of Contracts. ......................................29
         5.13     Accounts Receivable.........................................29

ARTICLE VI
         CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.....................29
         6.1      Warranties True as of Both Present Date and Closing Date....29
         6.2      Compliance with Agreements and Covenants....................29
         6.3      Consents and Approvals......................................29
         6.4      Non-Competition Agreement...................................30
         6.5      Facility Lease..............................................30

                                Table of Contents
                                    continued

                                                                            Page


         6.6      Documents...................................................30
         6.7      Due Diligence Review........................................30
         6.8      No Material Adverse Change..................................30
         6.9      Actions or Proceedings......................................30
         6.10     Financing...................................................30
         6.11     Other Agreements............................................30

ARTICLE VII
         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER........................31
         7.1      Warranties True as of Both Present Date and Closing Date....31
         7.2      Compliance with Agreements and Covenants....................31
         7.3      Documents...................................................31
         7.4      Actions or Proceedings......................................31
         7.5      Consulting Agreement........................................31
         7.6      Other Agreements............................................31
         7.7      Assumed Obligations.........................................31
         7.8      Note, Security Agreement and Financing Statements...........31

ARTICLE VIII
         CLOSING..............................................................32
         8.1      Closing.....................................................32
         8.2      Deliveries by Seller........................................32
         8.3      Deliveries by Purchaser.....................................32

ARTICLE IX
         TERMINATION..........................................................33
         9.1      Termination.................................................33
         9.2      Effect of Termination.......................................33

ARTICLE X
         INDEMNIFICATION......................................................34
         10.1     Survival....................................................34
         10.2     Indemnification by Seller...................................34
         10.3     Indemnification by Purchaser................................34
         10.4     Notice of Claim.............................................35
         10.5     Indemnifying Person's Opportunity to Defend.................35
         10.6     Indemnifying Person's Failure to Act........................35
         10.7     Settlement or Compromise....................................35



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



         10.8     Right of Set-Off............................................36
         10.9     Limitations on Liability....................................36

ARTICLE XI
         MISCELLANEOUS........................................................36
         11.1     Expenses....................................................36
         11.2     Amendment...................................................37
         11.3     Notices.....................................................37
         11.4     Effect of Investigation.....................................38
         11.5     Waivers.....................................................38
         11.6     Counterparts................................................38
         11.7     Interpretation..............................................38
         11.8     Applicable Law..............................................39
         11.9     Assignment..................................................39
         11.10    No Third Party Beneficiaries................................39
         11.11    Publicity...................................................39
         11.12    Further Assurances..........................................39
         11.13    Severability................................................39
         11.14    Remedies Cumulative.........................................39
         11.15    Entire Understanding........................................40

                                    Exhibits

Exhibit 1.1A               --       Equipment Leases
Exhibit 2.3                --       Form of Note
Exhibit 6.4                --       Form of Non-Competition Agreement
Exhibit 6.5                --       Facility Lease
Exhibit 7.5                --       Form of Consulting Agreement

                                    Schedules

Schedule 1.1A              --       Financial Statements
Schedule 2.1               --       Assets
Schedule 2.1(a)(i)         --       Inventories
Schedule 2.1(a)(ii)        --       Expenses, Deposits, Etc.
Schedule 2.1(a)(iii)       --       Equipment
Schedule 2.1(a)(iv)        --       Intellectual Property
Schedule 2.1(a)(vi)        --       Assumed Contracts
Schedule 2.1(a)(vii)       --       Furnishings, Fixtures & Related Items
Schedule 2.1(a)(viii)      --       Licenses, Certificates, Permits, Etc.
Schedule 2.1(b)            --       Excluded Assets
Schedule 3.4               --       Exceptions to Title or Condition of Assets
Schedule 3.5               --       Liabilities of Company
Schedule 3.6               --       Material Adverse Effect or Changes
Schedule 3.7               --       Accounts Receivable and Advances
Schedule 3.8(i)            --       Guaranties
Schedule 3.8(ii)           --       Contracts
Schedule 3.9               --       Permits
Schedule 3.10              --       Insurance
Schedule 3.11              --       Directors, Officers and Employees
Schedule 3.12A             --       Capital Expenditures
Schedule 3.12B             --       Problems to Title of Assets
Schedule 3.12E             --       Legal Description of Property; Leases;
                                    Contaminants
Schedule 3.14              --       Compliance with Laws
Schedule 3.17              --       Bank Accounts
Schedule 3.20              --       List of Unmerchantable Inventory
Schedule 3.21              --       Employee Benefit Plans
Schedule 3.22              --       Environmental Matters
Schedule 3.23              --       Customers and Suppliers
Schedule 3.26              --       Products Liability Claims
Schedule 3.27              --       Exceptions to Intellectual Property Rights
Schedule 3.28              --       Affiliate Transactions

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 31st day of October, 1997, by and among, RADCO INDUSTRIES, INC., a Minnesota corporation, ("Purchaser") and MIDWEST TRUCK AFTER MARKET, INC., an Oklahoma corporation ("Seller") and WILLIAM J. AVERY, SR. and SARAH A. AVERY, two individuals whose address is P.O. Box 1405, Flagler Beach, Florida 32156 (collectively, the "Stockholder").


                              W I T N E S S E T H:

         WHEREAS, Seller owns certain assets (defined below as the "Assets") relating to the Business (as defined below) that Purchaser desires to purchase, and Seller has agreed to transfer the Assets to Purchaser, and Purchaser has agreed to purchase the Assets, upon the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "Accepted Inventory on Order" shall mean all products ordered in the ordinary course of business consistent with past practice but not received by the Seller prior to the Closing Date.

         "Accounts Receivable" shall have the meaning set forth in Section 3.7.

         "Advances" shall have the meaning set forth in Section 3.7.

         "Affiliate" shall mean, with respect to any specified Person: (i) any other Person which directly or indirectly owns or controls, is under common ownership or control with, or is owned or controlled by such specified Person;
(ii) any other Person which is a director, officer or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or a Person described in (i); (iii) another Person of which the specified Person is a director, officer or partner, or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities; or (iv) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse, or any spouse of any such relative. Without limiting the foregoing, "Affiliates" of the Seller include the Stockholder, the Stockholder's spouse and their children.

         "Agreement" shall mean this Asset Purchase Agreement, including all exhibits hereto, as it may be amended from time to time.

         "Assumed Contracts"shall have the meaning set forth in Section 2.1(vi).

         "Assumed Obligations" shall have the meaning set forth in Section 2.5.

         "Bank" shall mean Congress Financial Corporation.

         "Business" shall mean the wholesale distribution of light truck after market accessories engaged in by Seller.

         "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Tulsa, Oklahoma generally are closed for business.

         "Claim" shall have the meaning set forth in Section 10.4.

         "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article VIII.

         "Closing Date" shall mean the date on which the Closing occurs or is to occur.

         "COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1986, as amended.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Confidential Information" shall mean all confidential information concerning Seller that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a party other than the parties to this Agreement or Seller, (iii) was not in Purchaser's possession prior to disclosure thereof to Purchaser in connection with (A) this Agreement, or (B) that certain Letter of Intent between J.B. Poindexter & Co., Inc., the parent company of the Purchaser, and the Seller, and (iv) was not independently developed by J.B.
Poindexter & Co., Inc. or Purchaser.

         "Contract" shall mean any contract, lease, commitment, understanding, arrangement, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

         "Employee Arrangement" shall mean any and all Contracts to which Seller is a party or as to which it participates relating to or affecting its employees, officers, directors, agents or representatives, or as to which they are beneficiaries, including, without limitation, (a) any "employee welfare benefit plan," "employee pension benefit plan" or "multi-employer plan" as those terms are respectively defined in sections 3(1), 3(2) and 3(37) of ERISA or any other plan or arrangement subject to ERISA (referred to collectively hereinafter as "ERISA Plans"), and (b) any retirement or deferred compensation plan, incentive compensation plan, profit sharing, pension, performance unit, stock appreciation right, employee benefit agreements, stock and stock option plans, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical (both insured and uninsured, including, without limitation, retiree medical programs) or hospitalization program or any other trusts, plans or funds, fringe benefit arrangements for the benefit or welfare of any current or former employee, director, consultant or agent, which does not constitute an ERISA Plan.

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.21.

         "Employee Claims" shall mean any and all claims of current or former employees of the Seller relating to or arising out of (a) Seller employment of such employee (including termination of such employment) or (b) any existing or former Employment Arrangement of Seller.

         "Environmental Law" shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

         "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

         "Environmental Statute of Limitations Date" shall mean (i) five (5) years from the Closing Date for any Claim arising under any Environmental Law except the Comprehensive


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



Environmental Response,  Compensation and Liability Act of 1980 ("CERCLA"),  and
(ii) for any Claim arising under CERCLA,  the close of business on the ninetieth
(90th) day after the expiration of any applicable statute of limitations under CERCLA, including any extensions thereof and after giving effect to any tolling thereof (or if such date is not a Business Day, the next Business Day).

         "Environmental Warranty" shall mean a representation or warranty contained in Section 3.22.

         "Equipment" shall have the meaning set forth in Section 2.1.

         "Equipment  Leases" shall mean those certain equipment leases listed in
Exhibit 1.1A.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Obligations" shall have the meaning set forth in Section 2.5.

         "Facility" shall mean the premises owned by Stockholder and currently leased by Seller located at 109 S. 122nd E. Avenue, Tulsa, Oklahoma 74128.

         "Facility Lease" shall have the meaning set forth in Section 6.5.

         "Financial Statements" shall mean the Unaudited Financial Statements and the Interim Financial Statements.

         "GAAP"  shall  mean  United  States   Generally   Accepted   Accounting
Principles at the time in effect.

         "Governmental Authority" shall mean the government of the United States or any foreign country, or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

         "Hazardous Substance" shall mean any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

         "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article X.

         "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article X.

         "Intellectual Property"shall have the meaning set forth in Section 2.1.

         "Interim    Financial    Statements"    shall   mean   the    unaudited
internally-prepared balance sheet of Seller as of August 31, 1997, which is included in Schedule 1.1A.

         "Inventories" shall have the meaning set forth in Section 2.1.

         "Kilgore Facility" shall mean Seller's leased premises located at 502 Highway 135 North, Kilgore, Texas.

         "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

         "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, proxy, option, claim, right of any third party, easement, encroachment or encumbrance.

         "Loan" shall mean the obligations arising under or evidenced by that certain Loan and Security Agreement by and between the Bank and the Purchaser of even date herewith.

         "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages), fines, penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

         "Material Adverse Change" shall mean a change, or any fact, circumstance or event that could reasonably be expected to result in a change, in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Seller which is materially adverse.

         "Material Adverse Effect" shall mean an effect, or any fact, circumstance or event that could reasonably be expected to result in an effect, on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Seller which is materially adverse.

         "Note" shall have the meaning set forth in Section 2.3.



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



         "Permits" shall have the meaning set forth in Section 2.1.

         "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

         "Purchase Price" shall mean $2,600,000 in U.S. Dollars, subject to adjustment after the Closing pursuant to Section 2.4.

         "Purchaser Indemnified Parties" shall mean Purchaser and each of its Affiliates and their respective officers, directors, employees, agents and representatives.

         "Real Property" shall have the meaning set forth in Section 3.12(g).

         "Real Property Leases" shall have the meaning set forth in Section 3.12(g).

         "Related Agreements" shall mean the Non-Competition Agreement, Facility Lease Agreement, Consulting Agreement and other agreements necessary to conclude the transactions contemplated in this Agreement.

         "Seller Indemnified Parties" shall mean Seller and each of his Affiliates, and its officers, directors, employees, agents and representatives.

         "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes which are imposed by any Governmental Authority, and shall include any interest, penalties or additions to tax attributable thereto.

         "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "Tax Statute of Limitations Date" shall mean the close of business on the thirtieth (30th) day after the expiration of the applicable statute of limitations with respect to Taxes or any Governmental Authority's ability to assess Taxes, fines or penalties, including any extensions thereof and after giving effect to any tolling thereof (or if such date is not a Business Day, the next Business Day).

         "Tax Warranty" shall mean a representation or warranty contained in
Section 3.13.




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



         "Title Warranty" or "Title Warranties" shall mean representations and warranties relating to the ownership of tangible and intangible assets contained in Sections 3.2, 3.3, 3.4, and 3.12.

         "Unaudited Financial Statements" shall mean the unaudited financial statements of Seller as of December 31, 1995 and December 31, 1996 (including all notes thereto), all of which are included in Schedule 1.1A, consisting of the balance sheets at such dates and the related consolidated income statements for the twelve-month periods then ended.


                                   ARTICLE II

                         SALE, PURCHASE AND OBLIGATIONS

         2.1 Transfer of Assets. (a) Subject to the other terms and conditions of this Agreement, on and as of the Closing Date Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and take assignment and delivery from Seller of the following assets of Seller (the "Assets") used in the Business:

                  (i) all inventories and supplies held for use, consumption or sale in the Business and all Accepted Inventory on Order, including, without limitation, the inventory set forth on Schedule 2.1(a)(i) (the "Inventories");

                  (ii) all prepaid expenses, all lease, utility and similar deposits relating to the Business and all payments or deposits received by the Seller on or before Closing that relate to products to be shipped or delivered to, or picked up by, the customer on or after the Closing Date, as set forth on Schedule 2.1(a)(ii);

                  (iii) all equipment owned by Seller, including those items described in Schedule 2.1(a)(iii) (the "Equipment");

                  (iv) all tradenames, trademarks, servicemarks patents, co-patents and applications for patents (if any), trade secrets, inventions, processes, designs, know-how, proprietary technology, technical information, formulae and process information used by Seller in the Business, including, without limitation, those set forth on Schedule 2.1(a)(iv) (the "Intellectual Property");

                  (v) all cash and cash equivalents belonging to the Sellers;

                  (vi) all right, title and interest of Seller in and to all Assumed Contracts listed in Schedule 2.1(a)(vi);



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



                  (vii) all furnishings, fixtures and related items listed in Schedule 2.1(a)(vii);

                  (viii) all records, product files, price lists and information, marketing information, sales history information, sales lists and customer lists of Seller and all other assets and supplies used in the Business (excluding the Excluded Assets and tax records, however Purchaser may copy all such tax records at Purchaser's expense), including Seller's rights in outside telephone numbers, keys and lock combinations; and

                  (ix) any and all accounts receivable, trade receivables, notes receivable and other receivables arising out of the conduct of the business.

         In any event, the Assets shall include, without limitations, the Assets described on Schedule 2.1 hereto.

         (b) Notwithstanding the provisions of Section 2.1(a), the Purchaser shall not purchase, nor shall it be a successor-in-interest to, the activities of Seller at the Kilgore Facility, and the acquisition of the Assets by Purchaser shall not be deemed to be an assumption of any liabilities arising from Seller's operations at the Kilgore Facility. Moreover, Purchaser shall not purchase the assets listed in Schedule 2.1(b) ("Excluded Assets").

         2.2 Purchase  Price.  On the Closing  Date,  in  consideration  for the
Assets and the covenants and agreements of the Seller contained herein, Purchaser shall, pursuant to Section 2.3 below, pay to the Seller the Purchase Price for the Assets of Seller free and clear of all Liens.

         2.3 Payment of Purchase Price. The aggregate Purchase Price will be paid as follows:

         (a) On the Closing Date, Purchaser shall pay to Seller Two Million One Hundred Thousand Dollars ($2,100,000) by wire transfer of immediately available funds to a bank account designated by Seller; and

         (b) Purchaser will deliver to Seller a five-year promissory note in the amount of Five Hundred Thousand Dollars ($500,000) (this and any substitute note issued pursuant to Section 2.4 below, hereinafter referred to as the "Note"), which will be in the form attached hereto as Exhibit 2.3 and will contain the following terms:

                  (i) Interest will be payable quarterly, in arrears, at the rate of nine percent (9%) per annum;

                  (ii) Principal payments will be made in equal, quarterly installments commencing three months after the first anniversary of the Closing and continuing through the fifth year;

                  (iii) The Note will be secured by a security interest in the Assets, which security interest shall be subordinated to those liens granted to the Bank to secure the Loan.

         2.4 Adjustments to Purchase Price. Promptly following the Closing, Purchaser and Seller shall jointly determine the net value of the Assets as at the Closing Date by subtracting the total cost of all Assumed Obligations (as defined in Section 2.5) from the total value of the Assets, and the amount of the Purchase Price to be paid pursuant to Section 2.3(b) above shall be either
(i) reduced on a dollar-for-dollar basis to the extent that the net value of the Assets on the Closing Date is less than One Million Four Hundred Seventy-Five Thousand Dollars ($1,475,000), or (ii) increased on a dollar-for-dollar basis to the extent that the net value of the Assets on the Closing Date is more than One Million Four Hundred Seventy-Five Thousand Dollars ($1,475,000). For the purposes of this determination, the parties shall take a physical inventory of all tangible assets being sold pursuant to this Agreement at or immediately prior to the Closing. Inventory shall be valued at its cost on the books of the Seller at the time of the Closing as may be verified by inspection of vendor invoices. The value of the Accounts Receivable shall be the total amount of said Accounts Receivable actually collected by Purchaser during the ninety (90) day period following the Closing. The Assumed Obligations shall be valued as set forth in the books of account of Seller immediately prior to the Closing. In the event Purchaser and Seller are unable to mutually agree upon the net value of the Assets, either party may submit the dispute to final and binding arbitration under the rules of the American Arbitration Association using a single arbitrator, with the arbitration taking place in Houston, Texas. If the net value of the Assets determined pursuant to this paragraph results in an adjustment to the Purchase Price, Seller shall promptly surrender to Purchaser the Note provided for in Section 2.3 above and the Purchaser shall contemporaneously therewith deliver to Seller a substitute Note in an amount reflecting any post-Closing adjustment required pursuant to this Section 2.4.

         2.5 Assumed Obligations; Excluded Obligations. At Closing, Seller shall assign all of its right, title and interest in and to, and Purchaser shall assume and agree to perform and discharge Seller's obligations under (i) the Assumed Contracts, (such assumption to be evidenced by the Purchaser's execution and delivery of the assumption contemplated by Section 7.7, in each case to the extent, but only to the extent, such obligations relate to the period on and after the Closing Date, and (ii) all trade payables incurred in the ordinary course of business (collectively, the "Assumed Obligations"). Except for the Assumed Obligations, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, liability, Claim or other obligation of Seller or any of its Affiliates (collectively, "Excluded Obligations"), regardless of whether such Excluded Obligation is matured or unmatured, fixed or contingent, or known or unknown. Excluded Obligations shall include, without limitation, (a) any notes payable by Seller; (b) any liability for Taxes of Seller or the Business or related to the Assets for any period prior to and including the Closing Date, any Tax liability of Seller for any period on and after the Closing Date and any Tax liability arising from the sale of the Business and Assets to Purchaser contemplated herein or any liquidation and dissolution of Seller; (c) any obligation, claim, commitment or liability against

Seller that constitutes or arises from a breach by Seller of any representation, warranty or covenant contained in this Agreement; (d) any obligation, commitment, liability or claim arising from Seller's ownership or operation of the Business or Assets except to the extent expressly assumed herein; (e) any obligation, commitment or liability of or claim which may arise from events or conditions existing or occurring prior to the Closing Date that relate to or affect the Assets or Business; (f) any Employee Claims; and (g) any obligation, commitment, liability or claim relating to the Kilgore Facility.

         2.6 Risk of Loss and Allocation of Purchase Price. Risk of loss or damage to the Assets transferred hereunder by fire or other casualty prior to the Closing shall remain with Seller and after the Closing such risk of loss or damage shall be borne by the Purchaser. Seller and Purchaser agree to allocate the Purchase Price among the Assets in such a manner as Seller and Purchaser shall jointly determine; such allocation shall be in accordance with Section 1060 of the Code and the regulations thereunder. Seller and Purchaser shall each make all required filings under the Code consistent with such allocation, and shall not take any position inconsistent with such allocation, and shall not take any position inconsistent with such allocation.

         2.7 Deliveries. It is expressly agreed that Purchaser shall not take delivery of any of the Assets at the Kilgore Facility. At or prior to the Closing, Seller shall relocate any Assets at the Kilgore Facility to a location designated by Purchaser. The cost of relocating any such assets shall be borne by Purchaser.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER

         Except as expressly set forth herein, Seller and Stockholder jointly and severally make the following representations and warranties to Purchaser (i) as of the date of this Agreement and (ii) as of the Closing Date (as if such representations and warranties were made on the Closing Date):

         3.1 Due Incorporation; Subsidiaries. Seller is duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority to carry on its business as currently conducted. Seller is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such licensing or qualification and where the failure to be licensed or to so qualify would have a Material Adverse Effect on its business or assets. Seller has no direct or indirect subsidiaries, either wholly or partially owned, and Seller does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person. All action taken by the Board of Directors (and all committees thereof) and stockholders of Seller with respect to material and significant corporate transactions pursuant to which Seller will, on the date hereof or on the Closing Date, have any contractual rights or obligations, is reflected in such minutes and written consents.

         3.2      Authority; Consents; No Defaults.

         (a) (i) Seller and Stockholder have full power and authority to enter into this Agreement and each of the Related Agreements and to consummate the transactions contemplated by this Agreement and by the Related Agreements; (ii) Seller and Stockholder have duly and validly executed and delivered this Agreement and prior to or at the Closing, will duly and validly execute and deliver the Related Agreements; (iii) this Agreement constitutes Seller's legal, valid and binding obligation, and the Related Agreements, upon execution and delivery by Seller, will constitute Seller's legal, valid and binding obligations, in each case enforceable against Seller in accordance with its respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies; and (iv) this Agreement constitutes Stockholder's legal, valid and binding obligation, and the Related Agreements, upon execution and delivery by Stockholder, will constitute Stockholder's legal, valid and binding obligations, in each case enforceable against Stockholder in accordance with its respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of certain remedies.

         (b) No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller or Stockholder of this Agreement and the execution, delivery and performance by them of the Related Agreements or the consummation of the transactions contemplated by this Agreement or by the Related Agreements.

         (c) The execution, delivery and performance of this Agreement and the Related Agreements do not and will not: (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien hereunder on any of Seller's assets or properties (except for the security interest in favor of Seller pursuant to Section 2.3(b)(iii), or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller or Stockholder is a party or by which Seller or Stockholder or any of Seller's or Stockholder's assets or properties are bound; or (iii) permit the acceleration of the maturity of any of Seller's indebtedness or indebtedness secured by its assets or properties.

         3.3      Seller Consents and Approvals.

         Except for consents, authorizations, and approvals the failure of which to obtain would not have a Material Adverse Effect, no consent, authorization or approval of, filing or registration with, or cooperation from any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller or the Stockholder of any Related Agreements or the consummation of the transactions contemplated hereby or thereby. Seller currently holds and will maintain in effect until the Closing Date all Permits set forth on Schedule 3.9, and no other material permits are necessary for the lawful operation of the Business. No suspension or cancellation of any Permit has occurred or is, to each of Seller's and Stockholder's best knowledge threatened.

         3.4 Title;  Condition of Assets.  Except as set forth on Schedule  3.4,
(i) Seller has good and marketable title to, is the lawful owner of and has the full right to sell, convey, assign, transfer and deliver the Assets, free and clear of any Lien; and (ii) all of the Assets comprising tangible property, whether owned or leased, have been well maintained and are in good operating condition and repair and are free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations or adversely affect the resale value thereof. Seller shall transfer the Assets to Purchaser free and clear of all Liens, and upon such transfer Purchaser shall own the Assets free and clear of all Liens except for the security interest in favor of Seller pursuant to Section 2.3(b)(iii).

         3.5     Financial Statements; Undisclosed Liabilities; Other Documents.

         (a) The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets and liabilities of Seller as of the dates thereof and the revenues, expenses, results of operations and cash flows of Seller for the periods covered thereby. The Financial Statements are in accordance with the books and records of Seller in all material respects and do not reflect any transactions which are not bona fide transactions.

         (b) Except as set forth in Schedule 3.5 or in the latest Financial Statements Seller has no other liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables, accrued expenses, and additional indebtedness incurred pursuant to Seller's line of credit existing on the date hereof, and other normal recurring liabilities.

         3.6 No Adverse Effects or Changes. Except for transactions contemplated by this Agreement or as otherwise set forth in Schedule 3.6, since January 1, 1997, Seller has not:

         (a) suffered any Material Adverse Change or Material Adverse Effect (whether or not covered by insurance) or circumstances which could create a Material Adverse Effect;

         (b) incurred any  obligation or entered into any Contract  which either
(x) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $5,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $5,000, other than obligations and Contracts entered into with suppliers and customers in the ordinary course of business, or (y) has a term of, or requires the performance of any obligations by Seller over a period in excess of, six months;

         (c) taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

         (d) sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, including sales of inventory, except in the ordinary course of business and consistent with past practice;

         (e) waived, released, or canceled any claims against third parties, debts owing to it, or any rights which have any value in excess of $1,000 in the aggregate;

         (f) made any changes in its accounting systems, policies, principles or practices except as required by GAAP;

         (g) entered into, authorized, or permitted any transaction with any Affiliate of the Seller, other than the payment of normal compensation and expense reimbursement in the ordinary course of business;

         (h) made any borrowings, incurred any debt (other than trade payables, accrued expenses and additional indebtedness incurred pursuant to Seller's line of credit existing on the date hereof, all in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in trans actions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables, accrued expenses and additional indebtedness incurred pursuant to Seller's line of credit existing on the date hereof, all in the ordinary course of business and consistent with past practice);

         (i) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement in an aggregate amount in excess of $1,000, or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

         (j) acquired, leased or encumbered any assets outside the ordinary course of business or which are material to Seller;

         (k) authorized or made any capital expenditures which individually or in the aggregate are in excess of $5,000;

         (l) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

         (m) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Seller or any of its directors, officers, employees or agents; or

         (n) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, except in the normal course of business and consistent with past practices and not in excess of $1,000 in the aggregate.

         3.7 Accounts Receivable and Advances. Schedule 3.7 contains a true and accurate aging schedule of all accounts receivable of Seller ("Accounts Receivable") and all loans and advances to third parties ("Advances") as of the date of such Schedule. Each such Account Receivable represents a sale made in the ordinary course of business and represents a valid obligation due to Seller. Seller has performed all of its obligations to produce the goods or perform the services to which such Account Receivable relates and no such Account Receivable or Advance is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof except to the extent Seller will receive restitution, reimbursement or repayment from a supplier. Except as reserved against in the Financial Statements, all such Accounts Receivable and Advances are collectible in full within ninety (90) days of their origination (except for those Accounts Receivable relating to freight charges which are collectible within one hundred eighty (180) days and which do not, in the aggregate, amount to more than Five Thousand Dollars ($5,000)).

         3.8 Contracts. (i) True, correct and complete copies of all of Assumed Contracts (including all amendments thereto) have been provided to Purchaser and are listed in Schedule 2.1(a)(iv). Each Assumed Contract is valid and enforceable by the Seller in accordance with its terms; the Seller has performed all of, and is not in default with respect to, its material obligations thereunder, including all payment obligations (and, in that regard all amounts due and payable by the Seller with respect to such Assumed Contracts on or prior to the Closing Date will have been paid on or prior to the Closing Date) and to the knowledge of the Seller and the Stockholder, the other parties thereto have performed all of, and are not in default with respect to, their material obligations thereunder including all payment obligations; and, except as disclosed in Schedule 3.8(i) no Person guarantees or is otherwise obligated to perform the Seller's obligations under any such agreements; (ii) Schedule 3.8
(ii) lists all the Contracts of the following types to which Seller is a party or by which Seller is bound, or to which any of its assets or properties is subject:

         (a) any Contract of any kind with any employee, officer or director of Seller or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with any Seller or any Affiliate of any Seller;

         (b) any Contract of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $1,000;

         (c) any Contract pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

         (d) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real or personal property, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;

         (e) any Contract creating or evidencing a partnership, joint venture or other similar cooperative undertaking;

         (f) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of Seller;

         (g) any power of attorney or agency agreement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller or Seller is granted the authority to act for or on behalf of any Person;

         (h) any Contract for which the full performance thereof may extend beyond sixty (60) days from the date of this Agreement;

         (i) any Contract not made in the ordinary course of business which is to be performed in whole or in part on or after the date of this Agreement;

         (j)      any Contract with any customer of Seller;

         (k) any Contract, whether or not fully performed, relating to any acquisition or disposition of Seller, or any predecessor in interest of Seller, or any acquisition or disposition of any subsidiary, division, line of business, or real property; and

         (l) any Contract not specified above that is material to Seller. Seller has delivered to Purchaser true and complete copies of each document listed on
Schedule 3.8, and a written description of each oral arrangement so listed.

         3.9 Permits. Schedule 2.1(a)(viii) is a true and accurate list of all licenses, certificates, permits, franchises, rights, and approvals issued or granted by any Governmental Authority held by Seller. Except for the Permits set forth on Schedule 3.9, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the business of Seller as such business has heretofore been conducted, except for Permits the failure of which to obtain or maintain could not have a Material Adverse Effect. All Permits are in full force and effect.
Purchaser acknowledges that none of the Permits is transferable.

         3.10     Insurance.

         (a) Schedule 3.10 contains an accurate and complete list of all policies of fire, liability (including products liability), worker's compensation, title and other forms of insurance owned, held by or applicable to Seller (or its assets or business), and Seller has heretofore delivered to Purchaser a true and complete copy of all such policies, including all occurrence-based policies applicable to Seller (or its business) for the three-year period prior to the Closing Date. All such policies are valid, enforceable and in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which Seller is a party. Except as set forth on
Schedule 3.10 Seller has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Purchaser acknowledges that Seller's insurance is not assignable by Seller to Purchaser.

         (b) Seller has furnished to Purchaser a list of all claims which have been made by Seller in the last three years under any worker's compensation, general liability, property or other insurance policy applicable to Seller or any of its properties. Except as set forth on said list, there are no pending or, to Seller's knowledge, threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date and (iv) the amounts paid or expected to be paid or recovered.

         3.11 Employment and Labor Matters. Schedule 3.11 contains a true, complete and accurate list of all directors, officers and employees of Seller and their respective titles, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and preceding two (2) calendar years. Seller has and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, except where the failure to comply with such Laws would not have a Material Adverse Effect. Except as set forth on Schedule 3.11, the relationship of Seller with its employees is good and there is, and during the past three (3) years there has been, no labor strike, dispute, slow-down, work stoppage or other similar labor difficulty actually pending or, to Seller's knowledge, threatened against or involving Seller. None of the employees of Seller are covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three years has been made to organize any employees of Seller to form or enter a labor union or similar organization.

         3.12     Capital Improvements; Adequacy and Condition of Property.

                  (a) Schedule 3.12A describes all the capital improvements or purchases or other capital expenditures which Seller has committed to or contracted for and which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

                  (b) Except as disclosed on Schedule 3.12B, immediately after the Closing Date, Purchaser will own or have the right to use all the assets, properties, rights, know-how and processes which are required for or currently used in connection with the operation of its business as it is presently conducted. Such assets, properties and rights, except for changes in the ordinary course of business since December 31, 1996, were sufficient to produce the consolidated income for the period ended August 31, 1997 as shown on the income statement for that period.

                  (c) Seller has no liability that is not directly related to, and that did not arise directly out of, the business of Seller.

                  (d) To the best of Seller's knowledge, all computer hardware and software and related materials used by Seller in its business (herein collectively referred to as the "Computer System") is in good working order and condition, and Seller has not experienced any significant defects in design, workmanship or material, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of the business and operations of Seller as it is presently being conducted. The use of the Computer System by Purchaser (including any software modifications) (i) will not violate or infringe upon the rights of any third parties and (ii) will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided, warranties available or rights thereunder. Seller will provide Purchaser with full and adequate user and service documentation for the Computer System.

                  (e) Schedule 3.12E includes a complete and accurate legal description of all the real estate owned and leased under real property leases, except for the Kilgore Facility, (all such owned and leased real estate, the "Real Property"); no other real estate, except for the Kilgore Facility, is held or used by Seller. Schedule 3.12E contains true and complete copies of all leases in effect on the date hereof for any such Real Property (the "Real Property Leases"). The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar law. Except as set forth in Schedule 3.12E, no asbestos, asbestos- containing materials, PCB compounds or other pollutants, contaminants or Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the Real Property. No parcel of land included in the Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Purchaser prior to the date hereof. All covenants or other restrictions (if any) to which any of the Real Property is subject are being in all respects properly performed and observed and, except for covenants contained in the Real Property Leases, do not provide for forfeiture or reversion of title if violated, and Seller has not received any notice of violation (or claimed violation) thereof. Seller has delivered to Purchaser true and complete copies of the most recent title insurance policies and surveys (if any) for the Real Property in the possession of Seller or Seller, together with copies of all material reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property. Each separate parcel included in the Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by applicable Laws. None of the Real Property is subject to any lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business. All rent and other charges due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other charges due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.

         3.13     Taxes.

         (a) The amounts provided as a liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period covered by the Financial Statements or to any years and periods prior thereto and for which Seller may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. Seller has not incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired. There are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of Seller. Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

         (b) All Federal, state, local and foreign income, corporation and other Tax Returns, and all other filings in respect of Taxes required to be filed prior to the Closing Date, have been or will be filed before the Closing Date as required by applicable Law. All Taxes shown as due on or before the Closing Date on all such Tax Returns and other filings have been or will be paid on or prior to the Closing Date. Each such Tax Return and filing is true and correct and Seller has not or will not have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed prior to the Closing Date, other than as reflected as liabilities on the Financial Statements. None of the Tax Returns or other filings that include the operations of Seller has ever been audited or investigated by any Governmental Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns and filings. No material issues have been raised in any examination by any Governmental Authority with respect to the business and operations of Seller which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which Seller is required by Law to withhold or collect, including without limitation sales and use taxes and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by Seller prior to the Closing Date have been or will be filed, and all statements required to be furnished to payees by Seller prior to the Closing Date have been or will be furnished to such payees, and the information set forth on such information returns and statements is true, complete and correct in all material respects.

         (c) The Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

         (d) Seller is not a party to and is not otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

         (e) Seller is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes, and is not a party to any tax sharing agreement.

         (f) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of Seller are correct and, to Seller's knowledge, in compliance in all material respects with the Code and the regulations thereunder.

         3.14     No Defaults or Violations.

         (a) Seller has not materially breached any provision of, nor is it in material default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound and, to the best of Seller's knowledge, no other party to any such Contract has breached such Contract or is in default thereunder.

         (b) Except as set forth in Schedule 3.14, Seller is in compliance with, and no violation exists under, and no violation has existed under any and all Laws applicable to Seller (including, without limitation, Environmental Laws), the failure to comply with which could have a Material Adverse Effect.

         (c) No notice from any Governmental Authority has been received by Seller claiming any violation of any Law (including any Environmental Law, or building, zoning or other ordinance), or asserting any Tax, assessment or penalty, or asserting violation, lapse, or terminating any Permit, which has not been corrected, cured or otherwise resolved to the satisfaction of the Governmental Authority.

         3.15     Litigation.

         (a) There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such, or any of its properties or business, and to Seller's knowledge there are no facts or circumstances which may give rise to any of the foregoing. Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation.

         (b) There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller or Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated by this Agreement or by the Related Agreements, and to Seller's knowledge there is no valid basis for any such claim, action, suit, proceeding, or investigation.

         3.16 No Conflict of Interest. Except for the transactions contemplated by this Agreement, neither Stockholder nor, to Stockholder's knowledge, any of his Affiliates have or claims to have any direct or indirect interest in any tangible or intangible property used in the business of Seller except as a holder of Shares.

         3.17 Bank Accounts. Schedule 3.17 sets forth the names and locations of each bank or other financial institution at which Seller has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from Seller and a summary statement thereof.

         3.18 Due Diligence Materials. Seller has provided to Purchaser or its representatives access to the books and records of Seller and other material information pertaining to the business, assets, prospects and affairs of Seller in Stockholder's possession or under Stockholder's control.

         3.19 Accuracy of Statements. Neither this Agreement nor any schedule, statement, list, document, or certificate specifically referred to herein and furnished or to be furnished by Seller or Stockholder to Purchaser or any representative or Affiliate of Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         3.20 Inventories. Schedule 2.1(a)(i) sets forth the quantity, unit cost, and total cost of each item of inventory, which list and schedule are true and accurate in all material respects as of the date of such schedule. Except as set forth on Schedule 3.20, each item of truck accessory inventory owned by Seller is of merchantable quality, is not obsolete, and is usable and saleable in the ordinary course of business, and none of such items is held on assignment or consignment. Inventories are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements in accordance with GAAP, including all appropriate reserves, and are valued on a FIFO basis at the lower of cost or market.

         3.21     Employee Benefit Matters.

         (a) General. The only "employee welfare benefit plans" or "employee pension benefit plans" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA), fringe benefit arrangements which do not constitute employee benefit plans (as defined in section 3(3) of ERISA) or employment agreements with respect to which Seller has any liability are set forth on Schedule 3.21 (referred to hereinafter as "Employee Benefit Plans"). No Employee Benefit Plan is subject to Title IV of ERISA, and Seller does not have any liability with respect to any "multiemployer plan" (as defined in section 3(37) of ERISA) or for providing any post-retirement medical or life insurance benefits.

         (b) Plan Documents and Reports. A true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto or to the funding thereof and of the most recent annual report (including attachments), summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan has been supplied to the Purchaser.

        (c) Compliance with Laws; Liabilities. As to each Employee Benefit Plan:

                  (i) Each Employee Benefit Plan complies and has been administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could cause any such plan to fail to comply with such requirements and Seller has not received any written notice by any governmental authority questioning or challenging such compliance.

                  (ii) None of the assets of any Employee Benefit Plan is invested in employer securities or employer real property.

                  (iii) To Seller's knowledge, there have been no acts or omissions by Seller or the Seller which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Seller may be liable.

                  (iv) None of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

                  (v) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

                  (vi) There has been no act or omission that would impair the ability of Seller (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan.

         3.22     Environmental Matters.  Except as set forth on Schedule 3.22:

         (a) the business and operations of Seller are in material compliance with all Environmental Laws in effect as of the date hereof;

         (b) no condition exists or event has occurred on, in, under, or from any owned or leased property which has been caused by Seller, by the Stockholder, or by any other Person and which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien or liability under any Environmental Law in effect on the date hereof or on the Closing Date, as the case may be;

         (c) Seller is in possession of all Environmental Permits required for the conduct or operation of its business (or any part thereof), and is in material compliance with all of the requirements and limitations included in such Environmental Permits;

         (d) Seller has not used, stored, transported, treated or disposed of any Hazardous Substances in, on, at, or from any of the properties or facilities of Seller, except for inventories of substances listed on Schedule 3.22 which have been used or are to be used in the ordinary course of business (which inventories have been stored and used in material compliance with all applicable Environmental Laws and Environmental Permits, including all so-called "Right To Know Laws");

         (e) there are no Hazardous Substances in, on, or at any of the properties or facilities of Seller, except for inventories of substances listed on Schedule 3.22;

         (f) Seller has not received any notice from any Governmental Authority or any other Person that any aspect of the business, operations or facilities of Seller is or may be in violation of any Environmental Law or Environmental Permit, or that Seller is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

         (g) Seller is not the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

         (h) Seller has timely filed all reports and notifications required to be filed with respect to all of its properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws;

         (i) no condition has existed or event has occurred with respect to (i) any property that was at any time owned or leased by Seller, by any direct or indirect subsidiary that was at any time owned or controlled by Seller, or by any predecessor to Seller or any Person that is or was an Affiliate of Seller, which property or subsidiary has been sold, transferred or disposed of or for which any lease has terminated or (ii) any predecessor to Seller that could (in the case of either of the foregoing clauses (i) or (ii)), with or without notice, passage of time or both, give rise to any present or future liability of Seller pursuant to any Environmental Law in effect on the date hereof or on the Closing Date, as the case may be; and

         (j) no asbestos, asbestos-containing materials, PCB compounds or other pollutants, contaminants or Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the Real Property.

         3.23     Customers and Suppliers.

         (a)      Schedule 3.23 sets forth:

                  (i) a list of the ten largest customers of Seller in terms of revenue during the fiscal year ended 1996, and the most recent quarter of the current fiscal year (collectively, the "Major Customers"), showing the total revenue received in each such period from each such customer; and

                  (ii) a list of the ten largest suppliers of Seller in terms of purchases during the fiscal year ended 1996 and the most recent quarter of the current fiscal year (collectively, the "Major Suppliers"), and showing the approximate total purchases in each such period from each such supplier.

         (b) Except as set forth on Schedule 3.23, no customer represented in excess of 10% of the total revenue of Seller during the fiscal year ended 1996 and the most recent quarter of the current fiscal year and no supplier represented in excess of ten percent (10%) of the purchases of Seller during such period. To Seller's knowledge, except as set forth in Schedule 3.23, since December 31, 1996, there has been no material adverse change in business relationship and no material dispute between Seller and any Major Customer or Major Supplier, and neither Seller nor Stockholder has received any written notice that any Major Customer or Major Supplier intends to reduce its purchases from, or sales to Seller.

         3.24 Claims Against Officers and Directors. There are no pending or, to Seller's knowledge, threatened claims against any director, officer, employee or agent of Seller or any other Person which could give rise to any claim for indemnification against Seller.

         3.25 Brokers. Neither Stockholder nor Seller has used any broker or finder in connection with the transactions contemplated by this Agreement, except for The Geneva Companies and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Seller or Seller in connection with any of the transactions contemplated by this Agreement. The Seller agrees to be solely liable to pay any amounts due to the Geneva Companies.

         3.26 Products Liability. Except as set forth in Schedule 3.26 and except as otherwise provided for in the Financial Statements, there is no product liability claim pending or threatened against Seller, whether pursuant to any warranty or otherwise, and there has been no product recall, rework or post-sale warning or similar action conducted with respect to any product manufactured, shipped, sold, delivered or installed by or on behalf of Seller.

         3.27 Intellectual Property. Schedule 2.1(iv) sets forth a true and complete list of all Intellectual Property used by Seller in the Business. Except as set forth on Schedule 3.27: (i)

Seller and Stockholder own or possess adequate, perpetual and irrevocable rights in and to all Intellectual Property necessary to conduct the Business as presently conducted and are not obligated to pay any royalty, license fee or other payment to any Person in order to use the Intellectual Property; and (ii) none of the Intellectual Property is the subject of any pending or, to Seller or Stockholder's best knowledge, threatened adverse claims or proceedings and there are no claims or proceedings pending or, to Seller's best knowledge, threatened against Seller or Stockholder asserting that their use of any of the Intellectual Property infringes the rights of any third party and, to Seller or Stockholder's best knowledge, no third party is infringing any of the rights of Seller's in the Intellectual Property.

         3.28 Transactions with Affiliates. Except as set forth on Schedule 3.28: Seller is not a party to any Contract with any of its Affiliates in connection with the Assets or the Business and does not purchase any supplies from any of its Affiliates, and no Affiliates of Seller provide credit support to the Seller (whether in the form of loans, guarantees, collateral or otherwise).

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were made on the Closing Date), as follows:

         4.1 Due Incorporation; Financial Condition. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with all requisite power and authority to conduct its current business.

         4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the Note, Security Agreement and UCC-1s have been duly and validly approved by the board of directors of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, the Note, Security Agreement and UCC-1s and the transactions contemplated by this Agreement. Purchaser has duly and validly executed and delivered this Agreement and the Note and Security Agreement and each such agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

         4.3      Consents and Approvals; Authority Relative to this Agreement.

         (a) No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Note and Security Agreement.

         (b) The execution, delivery and performance by Purchaser of this Agreement, the Note and the Security Agreement does not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien, other than Liens in favor of the Bank and as permitted under Section 2.3(b)(iii), upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of Purchaser's Certificate of Incorporation or bylaws.

         4.4 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Purchaser's knowledge, threatened by or against Purchaser or its Affiliates with respect to this Agreement or in connection with the transactions contemplated by this Agreement, and Purchaser has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

         4.5 Accuracy of Statements. Neither this Agreement nor any exhibit, statement, list, document, or certificate specifically referred to herein and furnished or to be furnished by the Purchaser to Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         4.6 Brokers. Purchaser has not used any broker or finder in connection with the transactions contemplated by this Agreement, and neither the Seller nor Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

         5.1      Access to Information and Facilities.

         (a) In connection with this Agreement, Seller shall give Purchaser and Purchaser's representatives full and complete access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Seller and shall make the officers and employees of Seller reasonably available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request. Purchaser and its representatives will be furnished with any and all information concerning Seller which Purchaser or its representatives reasonably request.

         (b) Purchaser agrees to hold all Confidential Information in confidence and will not disclose the same, except to person(s) participating in this Agreement, including attorneys, accountants and potential financing sources; except that nothing contained herein shall prevent disclosure or use of any Confidential Information as may be required by law, or any Confidential Information that otherwise becomes public through no fault of Purchaser.

         5.2      [Intentionally Omitted]

         5.3 Consents and Approvals. The Seller and Purchaser shall use reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the respective performances by the Seller and the Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement.

         5.4      [Intentionally Omitted]

         5.5 Exclusivity. Neither the Stockholder nor Seller nor any of its directors, officers, employees, representatives, agents or Affiliates (collectively, Seller's representatives) shall directly or indirectly solicit, initiate, encourage, respond favorably to, or condone inquiries or proposals from, provide any Confidential Information to, or participate in any discussions or negotiations with any Person (other than Purchaser and its affiliates, directors, officers, employees, representatives and agents) concerning (a) any merger, acquisition, sale of assets, investment, joint venture or other business combination in any way relating to or affecting the shares, assets and/or business of Seller or (b) any purchase or other acquisition by any Person of any of the Shares, or (c) any sale or issuance by Seller of any shares of its capital stock.

         5.6 Additional Financial Statements. Prior to Closing, the Seller agrees to provide to Purchaser as soon as practicable after the end of each calendar month financial statements of Seller, consisting of a balance sheet as of the end of such month and an income statement and statement of cash flows for that month and for the portion of the year then ended.

         5.7 Stockholder's Actions. Stockholder shall cause the Seller to comply with all of the Seller's covenants contained in this Agreement.

         5.8 Non-Competition. Seller agrees that it will at no time within the period beginning on the Closing Date and ending five (5) years following the Closing Date (the "Non-Compete Period"), directly or indirectly, alone or with others, engage in, or have any ownership interest in, any person, firm, corporation or business, whether as owner, partner, equity security holder, or otherwise, that engages in, or participates as an agent, partner, or joint venturer in, any activity competitive with the business carried on by the Seller prior to the Closing Date anywhere within the States of Oklahoma, Texas, Louisiana, Georgia, Florida, Alabama, Mississippi, South Carolina, Tennessee and Arkansas. Seller agrees that during the Non- Compete Period it will not induce or attempt to induce any employee of Purchaser or any Affiliate thereof who is currently an employee of Seller or an Affiliate thereof to leave such employment, or in any other manner interfere with such employment. In the event a court of competent jurisdiction determines that the non-competition covenant herein is unreasonable because of its term or territorial scope, or for any other reason, Seller and Purchaser agree that such court may reform the conditions of such covenant so that it is reasonable under the circumstances and that this covenant, as reformed, shall be enforceable. The parties hereto agree and acknowledge that the limitations as to time, geographical area, and scope of activity to be restrained as set forth in this Section 5.8 do not impose any greater restraint than is necessary to protect the legitimate business interests of Purchaser and the Assets. The parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this
Section 5.8, Purchaser shall be entitled to immediate and temporary injunctive relief, as any such breach would cause Purchaser irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Purchaser from pursuing any other remedies available to it for any such breach or threatened breach.

         5.9 Employment Matters. Purchaser (or any Affiliate of the Purchaser) shall have the right, but not the obligation, to offer employment on such terms and conditions as Purchaser may determine to any or all of such employees. Purchaser (or any Affiliate of the Purchaser) shall advise Seller as soon as practicable which of such employees, if any, it wishes to employ from and after the Closing Date. Seller shall cooperate in any attempt by Purchaser (or any Affiliate of the Purchaser) to employ such employees. Nothing in this Section
5.9 shall obligate Purchaser (or any Affiliate of the Purchaser) to offer employment to an employee in a similar job or with similar responsibilities as such employee was provided by Seller. Seller is retaining and shall pay all obligations relating to its employees' accrued salaries, wages, compensation and employee benefits of any nature whatsoever. Without limiting the foregoing, Seller shall (i) pay all wages, bonuses, commissions, and other remuneration payable to or for the benefit of employees with respect to periods prior to the Closing Date; (ii) pay all vacation pay or pay for other compensated absences earned or accrued by all of Seller's employees as of the Closing Date, including any related payroll burden (FICA and other pension or other employee benefit plan contributions and employment taxes) with respect thereto to the appropriate Governmental Authority or other Person, whether or not such pay is vested or has been accrued on the books of Seller as of such date, based upon the remuneration of such employees normally used in computing such vacation pay or pay for other compensated absences; (iii) pay all severance payments (if any) due to all of Seller's employees as a result of the termination of their employment with Seller; (iv) comply with the insurance continuation requirements under COBRA and any similar state law applicable to any of Seller's employees as a result of their termination of employment by Seller; and (v) be responsible for continued medical and disability coverage liability with respect to any such employee who is disabled and not hired by Purchaser. Seller shall also pay or be liable for any worker's compensation claims or amounts payable to such employees in connection with events occurring prior to the Closing Date and for any liability or costs associated with the termination of any of their employee benefit plans.

         5.10 Taxes on Transfer. Seller shall bear all sales tax, use tax and other similar taxes incurred as a result of the sale and purchase of the Assets and the Business hereunder.

         5.11 Use of Name. From and after the Closing Date, Seller shall not use its corporate name, trade name, trademarks or logos; and Seller shall change its name promptly after Closing to a name that is dissimilar to "Midwest Truck After Market" or "MTA" and neither Seller nor Stockholder nor any of their Affiliates shall use after Closing a name that is similar to "Midwest Truck After Market" or "MTA"; provided, however, that, Seller shall be entitled to use its existing corporate name and tradename for purposes of filing Tax Returns and for a period of 270 days after Closing for the purposes of notifying Governmental Authorities and other Persons of its name change. From and after the Closing Date, Seller and Stockholder shall cooperate with the Purchaser and take such reasonable steps requested by Purchaser to notify customers and suppliers of the change of ownership of the Business.

         5.12 Benefit of Contracts. To the extent that any Contract that is intended to be assigned at the Closing by Seller to the Purchaser cannot be assigned to the Purchaser on the Closing Date (whether as a result of a failure to obtain a necessary consent or otherwise), and the Purchaser elects or is required by the terms hereof to consummate the transactions contemplated hereby, the Seller shall use its best efforts to take such actions as may be reasonably requested by the Purchaser (e.g., to act as sublessor, distributor or agent) to enable the Purchaser to realize the practical economic benefits of, and have the rights under, such Contract and the Purchaser shall use its best efforts to take such actions as may be reasonably requested by the Seller to impose on the Purchaser (or to reimburse the Seller for its performance of) the practical economic burden of, and the obligations under, such Contract for which the Purchaser would have been responsible had such Contract been assigned at the Closing Date.

         5.13     Accounts Receivable.

                  (i) On and after Closing, Purchaser shall have the right to endorse and negotiate all checks and other instruments received from customers that are payable to the Seller.

                  (ii) Seller and Stockholder shall cooperate with and provide reasonable assistance to the Purchaser to facilitate Purchaser's securing satisfactory arrangements with the Seller's suppliers prior to Closing.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF PURCHASER

         The obligations of Purchaser under Article II of this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

         6.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller and Stockholder contained herein shall have been accurate, true and correct in all material respects on the date of this Agreement, and on the Closing Date with the same force and effect as though made by Seller and Stockholder on the Closing Date.

         6.2 Compliance with Agreements and Covenants. Seller and Stockholder shall have performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by him on or prior to the Closing Date.

         6.3 Consents and Approvals. Purchaser shall have received written evidence reasonably satisfactory to Purchaser that all consents and approvals required for the consummation of the transactions contemplated by this Agreement or the ownership and operation by Purchaser of Business have been obtained, and all required filings have been made.

         6.4 Non-Competition Agreement. Stockholder shall have entered into a non-competition agreement with a five (5) year term with Purchaser in exchange for payments to Stockholder by Purchaser in the amount of $100,000 per year payable in equal quarterly installments, which non-competition agreement shall be in substantially the form of Exhibit 6.4 (the "Non-Competition Agreement").

         6.5 Facility Lease. Stockholder shall have entered into a five-year, triple net lease with Purchaser for the facility located at 109 South 122 East Avenue, Tulsa, Oklahoma 74128 (the "Facility Lease"). The Facility Lease shall be in form and substance similar to the agreement attached as Exhibit 6.5 and shall provide for annual rent of $132,000 payable in equal monthly installments, in advance.

         6.6 Documents. Purchaser shall have received all of the agreements, documents and items specified in Section 8.2 in form and substance reasonably acceptable to the Purchaser.

         6.7 Due Diligence Review. Purchaser shall be satisfied with the results of its investigation and review of the business, operations, assets, liabilities, results of operations, cash flows, condition (financial and otherwise) and prospects of, and other matters relating to, Seller, provided that its determination that it is satisfied with such results shall not be unreasonably withheld, delayed or conditioned.

         6.8 No Material Adverse Change. No Material Adverse Change since the date hereof shall have occurred and no event shall have occurred which, in the reasonable judgment of Purchaser, may have a Material Adverse Effect.

         6.9 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) might have a Material Adverse Effect, or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated by this Agreement.

         6.10 Financing. Purchaser shall have obtained financing in amounts sufficient to pay the cash portion of the Purchase Price and provide working capital, all in amounts and on terms satisfactory to Purchaser in its sole discretion.

         6.11 Other Agreements. The Stockholder shall have entered into the Consulting Agreement provided for in Section 7.5 below.

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under Article II of this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

         7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall have been accurate, true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made by Purchaser on the Closing Date.

         7.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

         7.3 Documents. Seller shall have received all of the agreements, documents and items specified in Section 8.3 in form and substance reasonably acceptable to Seller.

         7.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated by this Agreement.

         7.5 Consulting Agreement. Purchaser shall have entered into a six (6) month consulting agreement with Stockholder, which will provide for an aggregate payment of $40,000, payable in equal bi-monthly installments and which will be in substantially the form of Exhibit 7.5.

         7.6 Other Agreements. Purchaser shall have entered into the Non-Competition Agreement and the Facility Lease.

         7.7 Assumed Obligations. Purchaser shall have agreed to assume the Assumed Obligations.

         7.8 Note, Security Agreement and Financing Statements. Purchaser shall have executed and delivered the Note, Security agreement and appropriate UCC-1 financing statements to Seller.




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



                                  ARTICLE VIII

                                     CLOSING

         8.1 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, at 10:00 A.M. on the earlier of: (i) October 31, 1997, or (ii) five (5) business days after the satisfaction or waiver of the conditions precedent set forth in Article VI and Article VII. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

         8.2 Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following:

         (a) Evidence in form satisfactory to Purchaser that all consents and approvals referred to in Section 5.3 have been obtained;

         (b) A written statement from each Person holding a Lien upon any of the assets of Seller, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of (i) such Lien and (ii) all obligations under any and all Contracts relating thereto;

         (c) A certificate dated the Closing Date executed by Seller certifying as to the compliance by Seller with Section 6.2;

         (d) The Certificate of Incorporation or similar instrument of Seller certified by the Secretary of State or equivalent Person of the jurisdiction of its incorporation, and Bylaws or similar instruments of Seller certified by the Secretary of Seller;

         (e) Certificates of Good Standing for Seller from the States of Oklahoma and Texas .

         (f) A bill of sale, conveying to Purchaser the Assets and other instruments of transfer as may be reasonably required by Purchaser; and

         (g) Original copies of the Non-Competition Agreement, Consulting Agreement and Facility Lease duly executed by the Stockholder.

         8.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller and Stockholder the following:

         (a) The cash amount payable to Seller at the Closing and the Note, a security agreement and appropriate executed UCC financing statements granting a subordinated security interest as described in Section 2.3.

         (b) A certificate, dated the Closing Date, of an executive officer of Purchaser, certifying as to compliance by Purchaser with Section 7.2; and

         (c) A certificate of Purchaser's secretary certifying resolutions of the board of directors of Purchaser approving this Agreement and the Related Agreements and the transactions contemplated by this Agreement and by the Related Agreements (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser).

         (d) Original copies of the Non-Competition Agreement, Consulting Agreement and Facility Lease, duly executed by Purchaser.

         (e) Evidence in form satisfactory to Seller that all consents and approvals referred to in Section 5.3 have been obtained.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

         (a)      With the written mutual consent of Seller and Purchaser;

         (b) By Seller or Purchaser if the Closing shall not have taken place on or before November 15, 1997; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

         (c) By Purchaser if there shall have been a material breach of any covenant, representation or warranty of Seller hereunder and such breach shall not have been remedied within ten (10) Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such be remedied; or

         (d) By Seller if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such be remedied.

         9.2 Effect of Termination.  If this Agreement is terminated pursuant to
Section 9.1, all obligations of the parties hereunder shall terminate, however, no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 Survival. The representations and warranties of Purchaser and Seller contained herein shall survive the Closing for a period of two years, except that Tax Warranties shall survive until the Tax Statute of Limitations Date, Environmental Warranties shall survive until the Environmental Statute of Limitations Date, and Title Warranties shall survive without any limitations.

         10.2 Indemnification by Seller. Seller agrees to indemnify the Purchaser Indemnified Parties against, and agrees to hold them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

         (a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement, provided such claim is made prior to the expiration of the survival period of the relevant warranty on which the claim is based as set forth in Section 10.1;

         (b) any breach of or failure by Seller to perform any covenant or obligation of Seller set out or contemplated in this Agreement;

         (c) any claims made against Purchaser by creditors of Seller for the payment or satisfaction of any obligation constituting an Excluded Obligation; and

         (d) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any Claim (as defined in Section 10.4 below) incident to any of the foregoing.

         10.3 Indemnification by Purchaser. Purchaser agrees to indemnify the Seller Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

         (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; and

         (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement; and

         (c) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any Claim (as defined in Section 10.4 below) incident to any of the foregoing.

         10.4 Notice of Claim. Promptly after receipt by an Indemnified Person of notice of any demand, claim, or circumstances giving rise to a claim, or commencement of any action, suit, proceeding, or investigation that may result or has resulted in a Loss for which indemnification is provided hereunder (a "Claim"), the Indemnified Person shall give notice of the Claim to the Indemnifying Person, which notice shall describe the nature of the Claim in reasonable detail and the amount or estimated amount thereof. Failure to give such notice shall not affect an Indemnified Person's right to indemnification hereunder unless the Indemnified Party shall be prejudiced as a result of such failure to give notice.

         10.5 Indemnifying Person's Opportunity to Defend. Within ten (10) days of receipt of notice of a Claim, the Indemnifying Person may elect to compromise or defend the Claim, provided that the Indemnifying Person delivers a written acknowledgment of its obligation to indemnify the Indemnified Person for any and all Losses that ultimately result from the Claim, and provided further that the Indemnifying Person undertakes to compromise or defend the Claim at its own expense and with its own counsel, the selection of which counsel shall be subject to the Indemnified Person's approval which approval shall not be unreasonably withheld, conditioned or delayed. The Indemnified Person shall, and shall have the right to, cooperate in the compromise or defense of the Claim at the Indemnifying Person's expense, and shall make available to the Indemnifying Persons all books, records, documents, and other information in the Indemnified Person's possession or control that are necessary or appropriate for the investigation or defense of the Claim.

         10.6 Indemnifying Person's Failure to Act. In the event that the Indemnifying Person elects not to compromise or defend the Claim, fails to notify the Indemnified Person of its election to do so, or contests its obligation to indemnify the Indemnified Person for the Claim, the Indemnified Person may, subject to Section 10.7, pay the Claim in full, or compromise or defend the Claim with counsel of its own choice, provided that such payment, compromise or defense shall not be construed as a waiver of the Indemnified Person's rights to indemnification hereunder, and the Indemnified Person may assert those rights in a subsequent suit or third party action as it deems appropriate, and provided further that in the event the Indemnifying Person is found to have improperly denied its obligation to provide indemnification for the Claim, it shall be liable to the Indemnified Person for all Losses incurred in paying, settling or compromising the Claim, as well as costs (including attorneys fees and expenses) of enforcing these indemnification provisions, subject to Section 10.7.

         10.7 Settlement or Compromise. If either the Indemnifying Person or the Indemnified Person proposes to enter into a settlement or compromise of any Claim, such Person shall promptly notify the other Person and such other Person shall have fifteen (15) days from the receipt of such notice within which to either consent or object to said settlement or compromise. A Person failing within such fifteen (15) day period to notify the other in writing of his acceptance of or objection to the settlement or compromise shall be deemed to have consented thereto. Any settlement or compromise of any Claim which has been consented to by both the Indemnifying Person and the Indemnified Person shall be binding on both such Persons (but only inter se) as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that any consent given or deemed to have been given by an Indemnifying Person to a settlement or compromise which an Indemnified Person proposes to enter into shall not be deemed an admission that the Claim was covered by any indemnification obligation under this Article X or otherwise affect the Indemnifying Person's right to assert a defense that the Claim was not subject to any such indemnification obligation. Except as provided herein, in no event shall an Indemnifying Person settle or compromise any Claim without the written consent of the Indemnified Person. If the Indemnified Person objects to any settlement or compromise to which the Indemnifying Person has consented, the Indemnified Person shall immediately assume (or continue, as the case may be) and control the entire defense of the Claim and the Indemnifying Person's obligation to indemnify the Indemnified Person shall be limited to the amount that it would have been obligated to pay pursuant to the settlement or compromise to which it had consented. If the Indemnifying Person objects to any settlement or compromise of any Claim to which the Indemnified Party has consented, the Indemnified Person may enter into such settlement or compromise of the Claim notwithstanding the objection of the Indemnifying Person. In such event, the Indemnifying Person's obligation to indemnify the Indemnified Person for any such Claim shall be determined in the same manner as any other dispute between the parties hereto under this Agreement.

         10.8 Right of Set-Off. In the event a Purchaser Indemnified Party is entitled to receive any amount from Stockholder under this Agreement, including without limitation any indemnification payment under this Agreement, without limiting Purchaser's rights to seek any recovery against Stockholder directly, Purchaser may elect to retain any amounts owed to Stockholder under the Consulting Agreement and the Non-Competition Agreement; provided, however, that if the Stockholder disputes any such claim, Purchaser shall place the amount subject to offset in escrow until the dispute is resolved through mutual agreement or by a decision of the court having jurisdiction over the subject matter of the claim.

         10.9 Limitations on Liability. Notwithstanding the foregoing, a claim by any of the parties pursuant to Sections 10.2, 10.3 and 10.4 against the other shall not be asserted unless and until the aggregate and cumulative totals of all such claims by all Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall have exceeded Ten Thousand ($10,000) Dollars (the "Threshold"), whereupon the Indemnified Person shall be entitled to indemnification for all Losses without regard to, or reduction by, the Threshold. Purchaser will not be entitled to indemnification hereunder in excess of the purchase price paid for the Shares pursuant to Section 2 hereof; provided, however, that the foregoing limitation will not apply to indemnification for breach of the Tax Warranty or the Environmental Warranty.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.



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



         11.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by Purchaser and Seller.

         11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service that obtains receipts, (b) one business day after the day of transmission if sent by telex, facsimile or other wire transmission or recognized overnight courier (c) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

         (a)  If to Stockholder, addressed as follows:

                  William J. Avery, Sr. and Sarah A. Avery
                  P.O. Box 1405
                  Flagler Beach, Florida 32156

                  with a copy to:
                  Carson, Messinger, et al
                  3300 North Central Avenue, Suite 1900
                  Phoenix, Arizona 85012
                  Attn: James Burns
                  Facsimile No.: (602) 277-4507

         (b)      If to Seller, addressed as follows:

                  Midwest Truck After Market, Inc.
                  P.O. Box 1405
                  Flagler Beach, Florida 32156

                  with a copy to:
                  Carson, Messinger, et al
                  3300 North Central Avenue, Suite 1900
                  Phoenix, Arizona 85012
                  Attn: James Burns
                  Facsimile No.: (602) 277-4507

         (c) If to Purchaser, addressed as follows:

                  Radco Industries, Inc.
                  1100 Louisiana Street, Suite 5400
                  Houston, Texas 77002
                  Attn: Stephen Magee
                  Facsimile No.: (713) 951-9038




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



                  with a copy to:

                  Mayer, Brown & Platt
                  700 Louisiana Street, Suite 3600
                  Houston, Texas  77002
                  Attn: Paul B. Clemenceau
                  Facsimile No.:  (713) 224-6410

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         11.4 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

         11.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right to enforce the same at a later time. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.7 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Subsections or Exhibits shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.




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



         11.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without giving effect to the principles of conflicts of law thereof. The parties, on behalf of themselves and their respective Affiliates, submit themselves to the jurisdiction of the Federal and State courts located in Houston, Texas and agree to commence any lawsuit arising under or relating to this Agreement or the Related Agreements in such courts.

         11.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that prior to the Closing Date no assignment of any rights or obligations shall be made by Seller or Stockholder without the written consent of Purchaser or by Purchaser without the written consent of Seller, except that Purchaser may assign its rights hereunder without such consent to any Affiliate of Purchaser; provided that (i) such Affiliate of Purchaser assumes Purchaser's obligations under this Agreement and (ii) Purchaser remains liable for all obligations under this Agreement in the event of a default by assignee.

         11.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         11.11 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by either party hereto or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the other party, in any case, as to form, content, timing and manner of distribution or publication; provided, however, that nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

         11.12 Further Assurances. Each of the parties hereto will, upon the reasonable request of the other party, on and after the Closing Date execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated herein and to otherwise carry out the purposes of this Agreement.

         11.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         11.14 Remedies Cumulative. Except as otherwise provided herein, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.



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



         11.15 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties. No representation, warranty, promise, inducement, or statement of intention has been made or relied upon by a party hereto that is not set forth in this Agreement or the Related Agreements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                  PURCHASER

                                                RADCO INDUSTRIES, INC.


                                                By:
                                                Name:      Michael H. Manor
                                                Title:     President


                                  SELLER

                                                MIDWEST TRUCK AFTER MARKET, INC.



                                                By:
                                                Name:
                                                Title:





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



                                   STOCKHOLDER

                                                     WILLIAM J. AVERY, SR.





                                                      SARAH A. AVERY










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